Exhibit 99.1





FOR IMMEDIATE RELEASE:                                       News
                                                      Nasdaq/NOIZ


Micronetics Reports 25% Rise in Q2 Revenues; Profits up 14%


     Hudson,  NH  --  (BUSINESS WIRE)  --  November  11,  2003 --
Micronetics, Inc. (Nasdaq/NOIZ) announced financial results for its second quarter and first half of its fiscal year ending March
31, 2004 (FY2004).

     Net  sales  for  the  first  half  of  FY2004  increased  to
$6,354,755  from  $4,995,911 in the  first  half  of  FY2003,  an increase of $1,358,844 or 27%. Net income for the first half of FY2004 was $685,185, or $.15 per diluted share, as compared with $590,823, or $.13 per diluted share, in the same period a year ago. This is an increase of $94,362 or 16% during the current six month period.

     Net sales for Q2 of FY2004 were $3,328,860 as compared to $2,654,262 for Q2 FY2003, an increase of $674,598 or 25%. This is an increase of $302,965, or 10% over Q1 FY2004 revenues. Net income for Q2 FY2004 was 370,454, or $.08 per diluted share, as compared with $323,670, or $.07 per diluted share, in the same quarter a year ago. This is an increase of $46,783 or 14% from a year ago.

     David Robbins, President and CEO stated, "During the first half of FY2004, we saw significant revenue increases from our Defense Electronics Group. About half of this increase was due to the recent acquisition of Microwave Concepts, Inc. Right now, based on current backlog, we are optimistic our financial performance in FY2004 will continue to reflect increased revenues and profitability over FY2003."

     Micronetics, operating through its Defense Electronics, Test Solutions and VCO Products Groups, manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, BAE Systems, Boeing, EADS, Honeywell, ITT, L-3 Communications, Lockheed Martin, NEC, Northrop Grumman, Raytheon, Teradyne, Tektronix and Thales. Micronetics, with facilities in CT, MA, NH and NJ, also operates through its wholly-owned subsidiaries, Enon Microwave, Inc., Microwave & Video Systems, Inc. and Microwave Concepts, Inc.

      Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, access to financial resources, future economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report for its fiscal year ended March 31, 2003.



INCOME STATEMENT DATA
(000s omitted except per share data)




                            Six Months Ended   Three Months Ended
                              September 30,       September 30,
                              2003     2002      2003      2002
                             ------   ------   -------    ------


Net sales                   $6,355   $4,996    $3,329    $2,654
Net income                     685      591       370       324
Net income per diluted share:  .15      .13       .08       .07

Wgt. avg. shares
 Outstanding-diluted:        4,600    4,442     4,694     4,434




BALANCE SHEET DATA

                              Sept. 30, 2003      March 31, 2003
                              --------------      --------------

Working capital                  $ 6,879              $ 6,570
Total assets                      12,632               12,147
Non-current liabilities            1,117                1,560
Shareholders' equity               9,941                9,084




CONTACT:

David Robbins, President
Micronetics, Inc.
(603) 883-2900 x 317